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Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
Dated September 6, 2002                         Registration No. 333-97337
(to Prospectus dated August 13, 2002)

                                     PREIT
                                [GRAPHIC OMITTED]


                    Pennsylvania Real Estate Investment Trust

                     1,176,627 SHARES OF BENEFICIAL INTEREST

         The following information supplements the information set forth in the prospectus by adding a new section entitled Selected Financial Data. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

                             SELECTED FINANCIAL DATA

         We adopted SFAS No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002. Although the adoption of SFAS No. 142 would not have had a substantial impact on our results of operations for the periods presented, the following selected financial data presents our results of operations for the periods presented in each case as if SFAS No. 142 had been in effect at the beginning of such period. The data is being provided for your information and should be read in conjunction with our financial statements, related notes and other financial information incorporated herein by reference.

                                                          (Thousands of dollars, except per share results)
                                        For the        For the        For the         For the   For the 4-Month  For the Fiscal
                                     Year Ended     Year Ended     Year Ended      Year Ended      Period Ended      Year Ended
                                   December 31,   December 31,   December 31,    December 31,      December 31,      August 31,
                                           2001           2000           1999            1998           1997(1)            1997
                                           ----           ----           ----            ----           -------            ----

Operating Results
Total revenues                         $113,582       $101,856        $90,364         $62,395           $17,252         $40,485

Income before extraordinary loss        $19,789        $32,254        $20,739         $23,455            $6,262         $10,235
  Impact of goodwill amortization(2)        423            291            215             115                29              --
                                     ----------  -------------  -------------   -------------  ----------------  --------------
Adjusted income before
extraordinary loss                      $20,212        $32,545        $20,954         $23,570            $6,291         $10,235
                                     ==========  =============  =============   =============  ================  ==============

Net income                              $19,789        $32,254        $20,739         $23,185            $5,962         $10,235
  Impact of goodwill amortization(2)        423            291            215             115                29              --
                                     ----------  -------------  -------------   -------------  ----------------  --------------
Adjusted net income                     $20,212        $32,545        $20,954         $23,300            $5,991         $10,235
                                     ==========  =============  =============   =============  ================  ==============

Basic earnings per share                  $1.35          $2.41          $1.56           $1.74             $0.66           $1.18
  Impact of goodwill amortization(2)       0.03           0.02           0.02            0.01                --              --
                                     ----------  -------------  -------------   -------------  ----------------  --------------
Adjusted basic earnings per share         $1.38          $2.43          $1.58           $1.75             $0.66           $1.18
                                     ==========  =============  =============   =============  ================  ==============


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

Diluted earnings per share                $1.35          $2.41          $1.56           $1.74             $0.66           $1.18
  Impact of goodwill amortization(2)       0.03           0.02           0.02            0.01                --              --
                                     ----------  -------------  -------------   -------------  ----------------  --------------
Adjusted diluted earnings per share       $1.38          $2.43          $1.58           $1.75             $0.66           $1.18
                                     ==========  =============  =============   =============  ================  ==============

Balance Sheet Data
Investments in real estate, at
     Cost                              $650,460       $612,266       $577,521        $509,406          $287,926        $202,443
Total assets                           $602,628       $576,663       $547,590        $481,615          $265,566        $165,657
Total mortgage, bank and
     Construction loans payable        $360,373       $382,396       $364,634        $302,276          $103,939        $117,412
Minority interest                       $36,768        $29,766        $32,489         $28,045           $15,805            $540
Shareholders' equity                   $180,285       $143,906       $133,412        $137,082          $138,530         $40,899

Other Data
Cash flows from operating
     Activities                         $37,655        $44,473        $29,437         $31,302            $4,237         $15,219
Cash distributions per share              $2.04          $1.92          $1.88           $1.88             $0.47           $1.88

(1) We changed from a fiscal year end to a calendar year end in 1997.
(2) We refer you to footnote 12 of Notes To Unaudited Consolidated Financial Statements from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 14, 2002, for information regarding the impact of SFAS No. 142.

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